[LETTERHEAD OF KPMG]

July 9, 2001
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

    We were previously principal accountants for InterDent, Inc. and, under the date of our report dated April 6, 2001, except as to note 17, which is as of April 16, 2001, we reported on the consolidated financial statements of InterDent, Inc. and subsidiaries as of and for the years ended December 31, 2000 and 1999. On June 26, 2001, we resigned. We have read InterDent, Inc.'s statements included under Item 4 of its Form 8-K dated June 29, 2001, and we agree with such statements, except that we are not in position to agree or disagree with InterDent's statement that the change was recommended by the audit committee and approved by the board of directors, and we are not in a position to agree or disagree with InterDent's statement that the Registrant believes that it has corrected the identified fee schedule errors and has properly accounted for contractual and bad debt adjustments, and that the Registrant has implemented ongoing training of the practice personnel to correctly input fee schedules and to address the other areas of concern noted by KPMG. We also are not in a position to agree or disagree with the statements made in Item 4B.

Very truly yours,
/s/ KPMG LLP